Exhibit 99.3
Rasco Group
Combined Financial Statements
December 31, 2007

Rasco Group
Index
December 31, 2007

Page(s)
Report of Independent Registered Public Accounting Firm	1

Combined Financial Statements

Combined Balance Sheet	2

Combined Statement of Income and Comprehensive Income	3

Combined Statement of Changes in Equity	4

Combined Statement of Cash Flows	5

Notes to Combined Financial Statements	6–15

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
of Dover Corporation
In our opinion, the accompanying combined balance sheet and the related combined statements of income and comprehensive income, of changes in equity and of cash flows present fairly, in all material respects, the combined financial position of the Rasco Group at December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
January 19, 2009

Rasco Group
Combined Balance Sheet
December 31, 2007

Assets
Current assets
Cash and cash equivalents	$18,130
Accounts receivable
Trade	7,216,815
Affiliates	11,414
Inventories	3,368,627
Prepaid expenses	331,415
Deferred income tax assets	81,079

Total current assets	11,027,480

Property, plant and equipment, net	9,585,697
Goodwill	38,417,100
Other intangibles, net	24,354,216
Other assets	865,354

Total assets	$84,249,847

Liabilities and Equity
Current liabilities
Accounts payable	$1,004,066
Accrued compensation and benefits	1,424,551
Accrued warranty liabilities	916,792
Income taxes payable	588,095
Other accrued liabilities	194,912

Total current liabilities	4,128,416

Deferred income tax liabilities	6,816,150
Deferred compensation	477,168

Total liabilities	11,421,734

Commitments and contingent liabilities (Note 9)

Divisional equity	57,305,526
Accumulated other comprehensive income	15,522,587

Total equity	72,828,113

Total liabilities and equity	$84,249,847

The accompanying notes are an integral part of these combined financial statements.

Rasco Group
Combined Statement of Income and Comprehensive Income
Year Ended December 31, 2007

Sales, net	$45,852,882
Cost of sales	27,030,867

Gross profit	18,822,015

Selling, general and administrative expenses	17,724,768

Operating income	1,097,247

Interest income	27,571
Other expense, net	(190,565)

Income before income taxes	934,253

Income tax benefit	2,361,086

Net income	3,295,339

Other comprehensive income
Foreign currency translation adjustments	7,002,736

Comprehensive income	$10,298,075

The accompanying notes are an integral part of these combined financial statements.

Rasco Group
Combined Statement of Changes in Equity
Year Ended December 31, 2007

		Accumulated
		Other
		Comprehensive
	Divisional Equity	Income	Total
Balances at January 1, 2007	$57,454,441	$8,519,851	$65,974,292
Foreign currency translation	—	7,002,736	7,002,736
Stock-based compensation expense	216,160	—	216,160
Dividends and other distributions to Related Parties	(3,660,414)	—	(3,660,414)
Net income	3,295,339	—	3,295,339

Balances at December 31, 2007	$57,305,526	$15,522,587	$72,828,113

The accompanying notes are an integral part of these combined financial statements.

Rasco Group
Combined Statement of Cash Flows
Year Ended December 31, 2007

Cash flows from operating activities
Net income	$3,295,339
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,241,235
Stock-based compensation	189,283
Deferred income tax benefit	(3,065,289)
Change in assets and liabilities
Accounts receivable	710,435
Inventories	1,116,586
Prepaid expenses	(8,847)
Accounts payable	(101,679)
Accrued compensation, warranty and other accrued liabilities	(1,670,692)
Other, net	(62,377)

Net cash provided by operating activities	3,643,994

Cash flows from investing activities
Proceeds from sale of property and equipment	5,142
Purchase of property and equipment	(107,807)

Net cash used in investing activities	(102,665)

Cash flows from financing activities
Net advances to affiliates	(3,660,414)

Net cash used in financing activities	(3,660,414)

Effect of exchange rate changes on cash and cash equivalents	94,075

Net decrease in cash and cash equivalents	(25,010)

Cash and cash equivalents
Beginning of year	43,140

End of year	$18,130

The accompanying notes are an integral part of these combined financial statements.

Rasco Group
Notes to Combined Financial Statements
December 31, 2007
1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

Rasco GmbH and its US and Singaporean affiliated entities (collectively, “Rasco” or the “Group”) are engaged in the business of manufacturing (principally in Germany) and selling throughout the world, semiconductor gravity handlers and related service and products.

Combined Financial Statements

The combined financial statements include the accounts of Rasco GmbH, Rosenheim Automation Systems Corporation and Rasco Asia. The shareholders of Rasco GmbH (a German Company) and Rosenheim Automation Systems Corporation (a US Company) are separate companies whose ultimate parent is Dover Corporation (“Dover”). Rasco Asia is a division of a Singaporean company who is also ultimately owned by Dover. All significant intercompany accounts and transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include net realizable value of inventories, valuation of goodwill and intangible assets, useful lives associated with amortization and depreciation of intangibles and fixed assets, accrued warranty liabilities and income taxes.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short-term investments that are highly liquid in nature and have original maturities at the time of purchase of three months or less.

Accounts Receivable and Concentration of Credit Risk

Accounts receivable is composed principally of trade accounts receivable that arise primarily from the sale of goods and services on account and is stated at historical cost. Management evaluates accounts receivable to estimate the amount of accounts receivable that will not be collected in the future and records the appropriate provision. The provision for doubtful accounts is recorded as a charge to operating expense and reduces net accounts receivable. The estimated allowance for doubtful accounts is based primarily on management’s evaluation of the aging of the accounts receivable balance, the financial condition of its customers and historical trends. Actual collections of accounts receivable could differ from management’s estimates due to changes in future economic, industry or customer’s financial conditions.

At December 31, 2007, the top customer and the top ten customers accounted for approximately 32.5% and 76.3% of trade receivables, respectively.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, trade receivables, accounts payable and accrued expenses approximates fair value due to the short maturity, less than one year, of the instruments.

Rasco Group
Notes to Combined Financial Statements
December 31, 2007
Inventories
Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) basis, or market.
Property, Plant and Equipment
Property, plant and equipment include the historic cost of land, buildings, equipment and significant improvements to existing plant and equipment. Expenditures for maintenance, repairs and minor renewals are expensed as incurred. When property or equipment is sold or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts and the gain or loss realized on disposition is reflected in earnings. Depreciation expense was $349,210 in 2007 and was calculated principally using the straight-line method. Property, plant and equipment are depreciated over the estimated useful lives as follows:

Buildings	31.5	years
Machinery and equipment	3 to 7	years
Furniture and fixtures	3 to 7	years
Vehicles	3	years
Goodwill and Other Intangible Assets
Goodwill is the excess of the acquisition cost of Rasco over the fair value of its identifiable net assets as of the date Rasco was acquired by Dover. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, the Group does not amortize goodwill and indefinite-lived intangible assets. Instead these assets are tested for impairment annually unless indicators of impairment exist during the interim periods. For 2007, no impairment charge was recorded as a result of the annual impairment tests.
Long-Lived Assets
In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets (including intangible assets that are amortized) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an indicator of impairment exists for any asset, an estimate of undiscounted future cash flows is produced and compared to its carrying value. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. In 2007, no impairment charge related to long-lived assets was recorded.
Foreign Currency Translation
Assets and liabilities of non-US entities, where the functional currency is not the US dollar, have been translated into the US dollar at year-end exchange rates and profit and loss accounts have been translated using weighted average exchange rates. Adjustments resulting from translation have been recorded in equity on the combined balance sheet as a component of accumulated other comprehensive income.
Rasco GmbH’s functional currency is the Euro. During 2007, the Euro appreciated significantly against the US dollar, increasing from 1.319 US dollars per Euro on January 1, 2007 to 1.462 US dollars per Euro on December 31, 2007. As a substantial amount of the company’s costs are Euro-based while a lesser percentage of the revenue is Euro-based, the impact of this strengthening of the Euro had a negative effect on the net earnings of the company.

Rasco Group
Notes to Combined Financial Statements
December 31, 2007
The Group recognizes as part of other expense, net, foreign exchange gains or losses that result from transactions in currencies other than its functional currencies. During 2007, the Group recognized $358,057 of net foreign exchange losses.
Revenue Recognition
Revenue is recognized when all of the following circumstances are satisfied: (a) persuasive evidence of an arrangement exists, (b) price is fixed and determinable, (c) collectability is reasonable assured, and (d) delivery has occurred. In revenue transactions where installation is required, revenue is recognized upon delivery only when the installation obligation is not essential to the functionality of the delivered products. Revenue transactions involving non-essential installation obligations are those which can generally be completed in a short period of time at insignificant costs and the skill required to complete these installations are not unique to the Company and in many cases can be provided by third parties or the customers. Service revenue recorded in net sales is not significant.
Stock-Based Compensation
Dover has a stock option and stock-settled stock appreciation rights plan (the “Plan”) for certain management employees, including certain employees of the entities within the Group. Effective January 1, 2006, SFAS No. 123(R), Share-Based Payment-Revised 2003 (“SFAS 123(R)”), was adopted. The modified prospective method to adopt SFAS 123(R) was used, which requires all compensation expense to be recorded at fair value for all stock-based compensation granted on or after January 1, 2006, as well as the unvested portion of previously granted options.
For additional information related to stock-based compensation, see Note 7.
Income Taxes
The provision for income taxes includes federal, state, local and non-US taxes. Tax credits, primarily for research and experimentation, are recognized as a reduction of the provision for income taxes in the year in which they are available for tax purposes. Deferred taxes are provided on temporary differences between the basis for assets and liabilities for financial and tax reporting purposes as measured by enacted tax rates expected to apply when temporary differences are settled or realized. Future tax benefits are recognized to the extent that realization of those benefits is considered to be more likely than not. A valuation allowance is established against deferred tax assets when the realization of all or a portion of the deferred tax asset is not “more likely than not”.
See Note 2 for a discussion of the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”).
Research and Development Costs
Research and development expenditures, including qualifying engineering costs, are expensed when incurred and amounted to $4,820,000 in 2007 and were included in selling, general and administration expenses on the combined statement of income and comprehensive income.

Rasco Group
Notes to Combined Financial Statements
December 31, 2007
Certain Risks and Uncertainties
The Group’s property and casualty insurance programs contain various deductibles that, based on experience, are typical and customary for the Group companies of its size and risk profile. The Group does not consider any of the deductibles to represent a material risk to the Group. Much of the Group companies’ insurance for coverage of property, casualty, business interruption, general liability and US workers’ compensation are provided for under policies entered into on behalf of Dover and all of its subsidiaries. The premiums are allocated amongst the Dover companies on the basis of relative sales or payroll. In substantially all cases, such insurance does not require any deductible at the subsidiary level. In certain cases, local policies are acquired in addition to the Dover policies in order to further manage the risk at the local level.
The Group does not consider there to be material risk to its supplies of materials, labor or other services used in its operations.
Recent Accounting Pronouncements
Accounting Standards Not Yet Adopted
In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, (“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. In general, SFAS 141(R): (a) broadens the guidance of SFAS 141, extending its applicability to all events where one entity obtains control over one or more other businesses, (b) broadens the use of fair value measurements used to recognize the assets acquired and liabilities assumed, (c) changes the accounting for acquisition related fees and restructuring costs incurred in connection with an acquisition and (d) increases required disclosures. The Group will apply the provisions of SFAS 141(R) prospectively to business combinations for which the acquisition date is on or after January 1, 2009.
In April 2008, the FASB issued FASB Staff Position (FSP) FAS No. 142-3, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The FSP requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, and is an attempt to improve consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141. The FSP is effective January 1, 2009 and the guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The FSP is not expected to have a significant impact on the Group’s combined financial statements.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. For financial assets and liabilities, this statement is effective for fiscal periods beginning after November 15, 2007 and does not require any new fair value measurements. In February 2008, FSP No. 157-2 was issued which delayed the effective date of SFAS 157 to fiscal years ending after November 15, 2008 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Group does not expect the adoption of SFAS 157 to have a material effect on its combined financial statements.

Rasco Group
Notes to Combined Financial Statements
December 31, 2007
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, including interim periods within that fiscal year. The Group did not elect the fair value option for any of its existing financial instruments as of January 1, 2008 and has not determined whether or not it will elect this option for financial instruments it may acquire in the future.
In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, (“SFAS 160”). SFAS 160 requires that a non-controlling interest in a subsidiary be reported as equity and the amount of consolidated net income specifically attributable to the non-controlling interest be identified in the consolidated financial statements. It also requires consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any non-controlling equity investment retained in a deconsolidation. The Group will apply the provisions of this statement prospectively, as required, beginning on January 1, 2009 and does not expect the adoption of SFAS 160 to have a material effect on its combined financial statements.
In March 2008, the FASB issued SFAS No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS 161 required enhanced disclosures about an entity’s derivative and hedging activities, including (a) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedging items are accounted for under SFAS No. 133, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. As the provisions of SFAS 161 relate only to enhanced disclosures, this standard will have no impact on the Group’s financial position, results of operations or cash flows. SFAS 161 is effective for fiscal periods beginning after November 15, 2008.
In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles. The statement is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP,” and is not expected to have any impact on the Group’s results of operations, financial condition or liquidity.
2.	Adoption of New Accounting Pronouncement

FIN 48

Effective January 1, 2007, the Group adopted FIN 48, which specifies the way companies are to account for uncertainty in income tax positions, and prescribes a methodology for recognizing, reserving and measuring the tax benefits of a tax position taken, or expected to be taken, in a tax return. There was no impact on the combined financial statements of the Group as a result of adopting the new standard.

Rasco Group
Notes to Combined Financial Statements
December 31, 2007
3.	Inventories

Inventories consist of the following at December 31, 2007:

Raw materials	$2,355,797
Work in process	551,409
Finished goods	1,169,866

4,077,072

Less: Reserves for excess and obsolete inventories	(708,445)

$3,368,627

4.	Property, Plant and Equipment

Property, plant and equipment, net consist of the following at December 31, 2007:

Land	$4,592,897
Buildings and improvements	5,697,838
Machinery, equipment and other	2,285,535

12,576,270

Less: Accumulated depreciation	(2,990,573)

$9,585,697

5.	Goodwill and Other Intangibles Assets

The carrying values of goodwill and other intangible assets at December 31, 2007 are as follows:

			Accumulated
	Lives	Cost	Amortization	Net
Goodwill	N/A	$38,417,100		$38,417,100
Other intangibles
Trademarks	15 yrs	1,897,415	453,257	1,444,158
Unpatented technology	15 yrs	22,141,374	5,289,342	16,852,032
Customer related	8 yrs	11,136,367	5,173,476	5,962,891
All other	1-5 yrs	992,495	897,360	95,135

		$36,167,651	$11,813,435	$24,354,216

The balance of Goodwill increased from December 31, 2006 to December 31, 2007 by $3,669,174 due solely to the strengthening of the Euro against the US dollar during that period.
Substantially all of the goodwill and other intangible assets are attributable to the Group’s German operations.
Amortization expense for 2007 was $2,835,181. Amortization expense for each of the next five years will approximate the amount for 2007, subject to the impact of fluctuations in currency exchange rates.

Rasco Group
Notes to Combined Financial Statements
December 31, 2007
6.	Investment in ESMO AG

At December 31, 2007, Rasco GmbH has a 24.27% investment in the capital stock ESMO AG (“ESMO”), a privately owned German company. The Group accounts for the investment in ESMO on the cost method since it does not have the ability to exert significant influence over the operations of ESMO. The carrying value of the investment was $169,000 as of December 31, 2007 and is included in other assets on the combined balance sheet. During 2007, Rasco GmbH received dividends of $159,000 which is included in other expense, net on the combined statement of income and comprehensive income. In October 2008, the shares of ESMO were sold by Rasco GmbH to its parent for €1,000,000. The parent, in turn, sold these shares to certain shareholders and employees of ESMO for the same amount

7.	Equity and Cash Incentive Plans

Certain of the management team of the Group participate in the Long Term Incentive Plan (“LTI Plan”) sponsored by Dover. The LTI Plan provides for incentive cash payments to be paid each year, if earned, based on the three year historical performance of the business unit. The Group accrues for a portion of the future payouts that are based in part on 2007 and prior earnings. Since some of these potential payouts will not occur in the next twelve months, a portion of this liability is classified as long term deferred compensation.

In addition, the LTI Plan awards a certain level of stock option or Stock Appreciation Rights (“SARs”) which vest over a three year period and lapse at the end of ten years. The underlying stock to which the options and appreciation rights relate is that of Dover and not the stock of any of the Group companies. The exercise price is the fair market value of Dover stock at the time the awards are granted.

In 2007, the management of Rasco Group was granted 12,769 SARS with an exercise price of $50.60. During 2007, options to acquire 1.076 shares and 1,697 SARs were forfeited. As of December 31, 2007, the management of Rasco Group held outstanding options to acquire 16,329 shares of Dover common stock and 23,762 of SARs at a weighted average exercise price of $44.11. None of the options or SARs were exercisable at December 31, 2007. Dover uses the Black-Scholes valuation model to estimate the fair value of its Stock Appreciation Rights (SARs) and stock options that are granted to employees. The model requires management to estimate the expected life of the SAR or option, expected forfeitures and the volatility of Dover’s stock using historical data. The fair value of each grant was estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions:

	2007	2006	2005
	Grants	Grants	Grants
	SARs	SARs	options
Risk-free interest rate	4.84%	4.63%	3.97%
Dividend yield	1.43%	1.52%	1.70%
Expected life (years)	6.50	8	8
Volatility	28.85%	30.73%	31.15%
Option grant price	$50.60	$46.00	$38.00
Fair value of options granted	$16.65	$17.01	$13.24

Rasco Group
Notes to Combined Financial Statements
December 31, 2007
Compensation expense recorded in 2007 relating to the equity portion of the LTI Plan was $189,283 which is included in sales, general and administrative expenses. Unrecognized compensation expense related to non-vested shares was $216,792 at December 31, 2007. This cost is expected to be recognized over a weighted average period of 1.6 years.
8.	Income Taxes

Income tax (benefit) provision for the year ended December 31, 2007 consists of the following:

Current
US Federal	$235,782
State and local	405
Foreign	468,016

Total current expense	704,203

Deferred
US Federal	(52,766)
Foreign	(3,012,523)

Total deferred benefit	(3,065,289)

Total benefit	$(2,361,086)

Rasco GmbH participates in the Dover German “Organschaft”. Accordingly, under German law pertaining to an Organschaft structure, the earnings and losses of Rasco GmbH are pooled with the Organschaft’s taxable results and are not taxed at the Rasco GmbH level. Similarly the taxable income or losses of Rosenheim Automation Systems Corporation and Rasco Asia are included in the relevant consolidated federal and state income tax returns filed in the US and Singapore, respectively. For purposes of these combined financial statements, income tax provision (benefit) of the Group companies has been computed as if the companies file their income tax returns on a stand-alone basis.
Earnings before income taxes were taxed within the following jurisdictions:

United States	$425,232
Non-US	509,021

$934,253

Differences between the effective income tax rate and the US federal income statutory rate are as follows:

US Federal income tax rate	35.0%
Foreign tax rate differences	(74.9)%
Impact of change in future foreign statutory rates on temporary differences	(209.3)%
Other, net	(3.5)%

Effective income tax rate	(252.7)%

The significant reduction to the effective tax rate was mainly attributable to a reduction in the German statutory tax rate enacted during 2007. In addition there was a reduction of the tax rate from 18% to 10% for Rasco Asia during the year based on trade tax regulations in Singapore.

Rasco Group
Notes to Combined Financial Statements
December 31, 2007
The tax effects of temporary differences that give rise to future deferred tax assets and liabilities are as follows:

Deferred tax assets
Deferred compensation	$282,984
Depreciation on plant and property and equipment	44,667

Total deferred tax assets	327,651

Deferred tax liabilities
Intangible assets	(7,062,722)

Total deferred tax liabilities	(7,062,722)

Net deferred tax liabilities	(6,735,071)

Current deferred tax asset	81,079

Non-current deferred tax liability	$(6,816,150)

9.	Commitments and Contingent Liabilities

Group companies are involved in certain legal proceedings incidental to their business. Management and legal counsel periodically review the probable outcome of such proceedings. While it is not possible at this time to predict the outcome of these legal actions or any need for additional reserves, in the opinion of management, based on these reviews, it is unlikely that the disposition of these matters will have a material adverse effect on the combined financial position, results of operations, cash flows or competitive position of the Group.

The Group leases certain of its sales facilities, automobiles and equipment. Rental expense under these leases for 2007 was $160,913. The aggregate future minimum lease payments for operating leases as of December 31, 2007 are $180,935 in 2008, $105,963 in 2009 and $32,141 in 2010.

The Group enters into certain agreements with its suppliers. Under these agreements the Company is obligated to purchase approximately $4,500,000 of inventory within the next one to two years.

Warranty program claims are provided for at the time of sale. Amounts provided for are based on historical costs and adjusted for new claims. A Roll forward of the reserve is as follows:

Beginning balance January 1, 2007	$955,925

Settlements made, net of provisions	(114,778)
Other changes, principally currency impact	75,645

Ending balance December 31, 2007	$916,792

Rasco Group
Notes to Combined Financial Statements
December 31, 2007
10.	Transactions with Affiliates

All of the Group entities are ultimately owned by Dover.

The following services provided by Dover are charged to the Company as described below:
•	Insurance coverage for casualty, liability, employment practices and US workers’ compensation. The costs are allocated amongst all of the Dover companies based on sales, payroll or other equitable means.

•	Stock-based compensation programs. The costs are charged as described in Note 7 above.

•	Certain services, including treasury services such as cash pooling and management, certain tax planning services and internal audit and other administrative services are provided as part of the Corporate oversight by the Dover business segment leadership for which a management fee of $248,498 was charged in 2007. These expenses are allocated using estimates considered to be a reasonable reflection of the utilization of services provided to, or of benefits received by the Rasco Group. The allocation methods include consideration of actual consumption or usage of services, adjusted gross revenues, adjusted invested capital and other factors.
11.	Subsequent Events

On December 9, 2008, Dover Corporation sold the Rasco Group to Delta Design Inc., a subsidiary of Cohu Inc., for $80 million.